Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 27th day of April 2021, by and between Bowman Consulting Group Ltd. (the “Company”), and Gary P. Bowman (the “Executive”).

WHEREAS, Executive is currently serving as the Chairman of the Board, Chief Executive Officer and President of the Company;

WHEREAS, the Company and the Executive desire to amend and restate all prior agreements, whether verbal or written, regarding the terms of employment of Executive and formalize the terms of employment by which Executive has been serving the Company, and on which basis Executive agrees to continue to serve the Company as set forth herein; and

WHEREAS, in contemplation of an initial public offering of the common stock of the Company (the “Transaction”), the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms and conditions of such employment, and Executive desires to enter into this Agreement and continue to be employed by the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows.

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2. Acceptance and Term of Employment. The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The initial term of employment shall commence on the closing date of the Transaction (the “Effective Date”) and continue until December 31, 2026 (the “Initial Term”). The term of employment shall automatically renew for two (2) two-year periods (each, a “Renewal Term”) on each of December 31, 2026 (the “First Extension Date”) and on December 31, 2028 (the “Second Extension Date”) (each, an “Extension Date”), unless the Executive delivers a written notice of nonrenewal to the Company at least 180 days prior to such Extension Date (the Initial Term together with each Renewal Term are herein referred to as a “Term of Employment”). The effectiveness of this Agreement is contingent on the closing of the Transaction on or before December 31, 2021. If the closing of the Transaction does not occur for any reason by December 31, 2021, this Agreement will be void ab initio.

Section 3. Position, Duties and Responsibilities; Performance; Place of Performance.

(a) Position, Duties, and Responsibilities. Executive shall be employed and serve as the Chief Executive Officer and President of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title and as the Board may designate from time to time. Executive shall at all times be the highest-ranking officer of the Company and shall report exclusively to the Board and/or such committees thereof as the Board may designate. In addition, Executive shall be appointed to serve as a director on the Board and, as applicable, at each annual stockholders’ meeting during the Term of Employment, shall be nominated for re-election to the Board, in each case to the extent not inconsistent with the fiduciary duties of the Board in making such appointment and renomination. If reasonably requested by the Company, Executive also agrees to serve as the chief executive officer and/or director of any Subsidiary of the Company, in each case without additional compensation.

(b) Performance. Executive shall devote his business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that (i) conflicts with the interests of the Company, (ii) interferes with the proper and efficient performance of Executive’s duties for the Company, or (iii) interferes with Executive’s exercise of judgment in the Company’s best interests. Nothing herein, however, shall preclude Executive from (A) serving on the boards of directors or similar governing body of charitable or civic organizations, (B) with the prior written consent of the Board, serving on the board of directors, trustees or similar governing body of a for-profit entity, and (C) managing his personal investments, business and affairs, including but not limited to, those listed on Schedule I, provided, however, that such activities shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c) Place of Performance. So long as the Company leases office space at its Current Corporate Headquarters, the principal place of Executive’s employment shall be his current office at the Current Corporate Headquarters. Executive is authorized to, from time to time, perform his duties from locations of his choosing that are remote from his principal place of performance so long as he is able to perform his duties hereunder. The Company shall provide Executive with: (i) a tablet computer, laptop computer, mobile phone and similar devices, (ii) internet connection and (iii) such other systems or technology as may be reasonably required to perform his duties from remote locations. So long as the Executive is employed by the Company, the Company shall exercise commercially reasonable efforts to continue leasing office space at its Current Corporate Headquarters. Executive shall not be required, without his consent, to relocate to any location that is greater than fifteen (15) miles from the Current Corporate Headquarters. In the event of a relocation of Executive’s principal place of performance, the Company shall provide Executive with office space of a similar size and appointment as his current office. So long as the Company continues to lease office space within the Current Corporate Headquarters and if Executive’s employment is terminated for any reason under this Agreement other than death, then the Company shall permit Executive to continue to occupy his current office, whether within Current Corporate Headquarters or in another building, along with adjacent office space suitable for an administrative assistant. The Company’s continuing obligation pursuant to the immediately preceding sentence shall be conditioned upon Executive timely reimbursing Company for his pro rata share of lease and other occupancy expenses.

Section 4. Compensation. During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary. The Company shall pay Executive a base salary at a rate of not less than $625,000 per year, payable in accordance with the regular payroll practices of the Company (the “Base Salary”). During the Term of Employment, Executive’s Base Salary shall be increased annually by the greater of (i) 3% of Executive’s then current Base Salary, (ii) an amount equal to the percentage increase in the Consumer Price Index for all Urban Consumers, Mid-Atlantic Region, published by the United States Bureau of Labor Statistics, or (iii) such amount as may be determined by the Compensation Committee. On the third, the fifth, and the seventh anniversary of the Effective Date, Executive’s Base Salary shall be reviewed by the Compensation Committee who may (but is not obligated to) adjust such Base Salary in its sole discretion; provided that Base Salary shall not be decreased without the prior written consent of Executive. Any increase in Base Salary shall be Executive’s “Base Salary” for all purposes under this Agreement.

(b) Annual Bonus. Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) based on the achievement level (threshold, target or maximum) of performance objectives adopted by the Compensation Committee within the first three months of each fiscal year during the Term of Employment. During each fiscal year, if the threshold level of performance on objectives is achieved, Executive’s Annual Bonus will be 25% of Executive’s Base Salary (which number is the “Threshold Annual Bonus”); if the target level of performance on objectives is achieved, Executive’s Annual Bonus will be 50% of Executive’s Base Salary (which number is the “Target Annual Bonus”); and if the maximum level of performance on objectives is achieved, Executive’s Annual Bonus will be 100% of Base Salary (which number is the “Maximum Annual Bonus”). If the level of performance falls between achievement levels (i.e., threshold, target, or maximum), lineal interpolation shall be used to determine the amount of Executive’s Annual Bonus for such year. Any earned Annual Bonus for a fiscal year shall be paid to Executive during the following fiscal year at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the applicable performance period, but in no event later than the 15th day of the fourth month following the close of such fiscal year. On the third, the fifth, and the seventh anniversary of the Effective Date, Threshold Annual Bonus, Target Annual Bonus, and Maximum Annual Bonus, all as percentages of Executive’s Base Salary shall be reviewed by the Compensation Committee who may (but is not obligated to) adjust such percentages in its sole discretion; provided however that such percentages shall not be decreased. For fiscal year 2021 and the 2021 performance period, the minimum Annual Bonus payable to Executive shall be $300,000.

(c) Annual Equity Awards.

(i)

Executive will be eligible to participate in the long-term equity incentive plan(s) adopted by the Company from time to time, including without limitation, under the Company’s 2021 Omnibus Equity Incentive Plan (as applicable, the “Equity Plan”). In addition, commencing in fiscal year 2022 and for each fiscal year thereafter, Executive shall be entitled to receive a long-term equity award under the Equity Plan subject to such vesting, other performance terms, including Company business objectives, and other conditions as the Compensation

Committee shall determine. Such award shall have a value equal to 75% of Executive’s Base Salary at the threshold level (which number is the “Threshold Equity Award”), 150% of Executive’s Base Salary at the target level (which number is the “Target Equity Award”), and 300% of Executive’s Base Salary at the maximum level (which number is the “Maximum Equity Award”). The number of shares underlying any such equity award shall be determined by dividing the dollar value of the award by the Average Fair Market Value of the Company’s common stock. If the level of Company business objectives and other performance terms set by the Compensation Committee falls between achievement levels (i.e., threshold, target, or maximum), lineal interpolation shall be used to determine the amount of Executive’s long-term equity award for such year. On the third, the fifth, and the seventh anniversary of the Effective Date, Threshold Equity Award, Target Equity Award, and Maximum Equity Award, all as percentages of Executive’s Base Salary shall be reviewed by the Compensation Committee who may (but is not obligated to) adjust such percentages in its sole discretion.

(ii)

Except as set forth in this Section 4(c)(ii), Executive shall not directly or indirectly, pledge, hypothecate, or otherwise encumber shares of the Company’s common stock awarded under the Equity Plan as collateral for indebtedness, including but not limited to, holding such shares in a margin account or any other account that could cause the common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. Executive may pledge Pre IPO Shares that are owned by him in a number that shall not exceed the Stock Pledge Cap as collateral for loans and investments, provided that (A) the maximum aggregate loan or investment amount collateralized by such pledged stock does not exceed fifty percent (50%) of the total Pledging Average Fair Market Value of the pledged stock as of the applicable Pledging Date of Determination as of the date that the agreement governing such pledge becomes effective, and (B) the terms of any such pledge are reviewed and approved by the Chief Compliance Officer of the Company, who shall do so timely and in accordance with the Company’s policies. The Board and/or its committees shall be informed of any pledges made by Executive.

Section 5. Employee Benefits. During the Term of Employment, Executive shall be entitled to the following benefits:

(a) Executive shall be entitled to participate in such 401(k) and employee health, welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or employees generally, as such plans and programs may be in effect from time to time.

(b) The Company shall (i) provide Executive with a Company owned or leased vehicle of similar make and model as is currently provided to Executive by Company for his use with all maintenance, fuel, repair, parking, toll, operating and insurance costs borne by the Company, (ii) reimburse Executive for an annual comprehensive physical examination at a nationally recognized facility, to the extent not covered by health insurance, (iii) make the maximum permitted Company contribution to Executive’s health savings account, if Executive is eligible for such contribution and (iv) maintain and pay for a term life insurance policy for Executive in the amount of $5,000,000, the beneficiary of which shall be Executive’s Designated Beneficiary (or his estate if no Designated Beneficiary survives him). The Company’s obligation to maintain and pay for a life insurance policy as described in this Section 5 (b) shall terminate on November 23, 2027.

Section 6. Reimbursement of Expenses. Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement including, without limitation, the expense of first-class travel and private aircraft travel as and when Executive reasonably deems such manner of travel to be required and convenient for Company business. The Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies, as in effect from time to time.

Section 7. Termination of Employment.

(a) General. The Term of Employment shall terminate earlier than as provided in Section 2 upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, fiduciary, and any other positions Executive holds with the Company or any Subsidiary or with respect to any of its benefit plans.

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the determination of a Disability by a Determining Physician, such termination to be effective upon Executive’s receipt of written notice of such termination.

Upon Executive’s death, Executive’s Designated Beneficiary (or his estate if no Designated Beneficiary survives him), shall be entitled to:

(i) The Accrued Rights;

(ii) An amount equal to one (1) year of Executive’s then current Base Salary; and

(iii) Fully accelerated vesting and immediate lapse of restrictions on the unvested portion of any equity awards previously granted.

Following Executive’s death, except as set forth in this Section 7(b) and Section 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

Upon determination of Executive’s Disability, Executive shall be entitled to:

(i) The Accrued Rights;

(ii) An amount equal to the sum of the Executive’s current Base Salary and Target Annual Bonus;

(iii) Fully accelerated vesting and immediate lapse of restrictions on the unvested portion of any equity awards previously granted;

(iv) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, the Company shall cover the premium cost of such coverage on a monthly basis for the lesser of eighteen months following the Date of Termination or until the Executive no longer qualifies for COBRA continuance coverage; and

(v) At the Company’s expense, continuation of the benefits in Section 5(b) for a period of one year from the Date of Termination.

Following such termination of Executive’s employment by reason of determination of Executive’s Disability, except as set forth in Section 3(c), this Section 7(b) and Section 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause relying on clauses (iii) and (iv) of the definition of Cause effective upon Executive’s receipt of written notice of termination. A termination of employment for Cause under this Section (c)(i) shall require the affirmative vote of not less than two-thirds of the Board (not including Executive) at a meeting of the Board called and held for this purpose. The Board shall identify the conduct of Executive constituting grounds for Cause and specify the particulars thereof in reasonable detail. Executive shall have been provided notice of the meeting and an opportunity, together with counsel, to address the Board at any such meeting.

(ii) With respect to any termination of Executive for Cause relying on clauses (i), (ii) or (v) of the definition of Cause, the Board of the Company shall provide Executive with written notice of its intention to terminate Executive for Cause. Such notice shall state in detail the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and Executive shall be given at least thirty days (30) days to cure such acts or failures to act. A termination of employment for Cause under this Section (c)(ii) shall be effective at the expiration of the 30-day cure period (or such longer period as the Board may determine in its reasonable, good faith discretion) unless Executive has cured such act or acts or failure or failures to act that give rise to Cause, as determined by the Board in its reasonable, good faith discretion at a meeting called and held for this purpose. Executive shall be provided with notice of the meeting and an opportunity, together with counsel, to address the Board. Any actions by the Board at such meeting shall require the affirmative vote of not less than two-thirds of the Board (not including Executive).

(iii) In the event of a termination for Cause, Executive shall be entitled only to the Accrued Rights, excluding Executive’s Pro Rata Bonus. Following such termination of Executive’s employment for Cause, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. If Executive’s employment is terminated by the Company without Cause and Executive complies with Section 7(i) hereof, Executive shall be entitled to:

(i) The Accrued Rights;

(ii) An amount equal to the greater of (x) the sum of the Executive’s Base Salary for the years remaining in his Term of Employment, or (y) 2.00 multiplied by the sum of the Executive’s current Base Salary and Target Annual Bonus;

(iii) Fully accelerated vesting and immediate lapse of restrictions on the unvested portion of any equity awards previously granted;

(iv) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, the Company shall cover the premium cost of such coverage on a monthly basis for the lesser of eighteen months following the Date of Termination or until the Executive no longer qualifies for COBRA continuance coverage. The Company’s obligation to cover the premium cost will terminate if the Executive becomes eligible to obtain benefits under a subsequent employer’s benefit plan; and

(v) At the Company’s expense, continuation of the benefits in Section 5(b) until the later of (A) one year from the Date of Termination or (B) the end of the Term of Employment.

The payments and benefits described in clauses (ii), (iii), (iv), and (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, if Executive materially breaches any provision of the Restrictive Covenants contained in Appendix B attached hereto. Following such Date of Termination, except as set forth in Section 3(c), this Section 7(d), and Section 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company written notice setting forth in reasonable specificity the event that constitutes Good Reason, such notice to be received within thirty (30) days’ following the date that the Executive became aware of such event. Upon receipt of such notice, the Company shall have thirty (30) days to cure. If not cured within such period, Executive’s termination shall be effective no later than thirty (30) days following the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) and Section 7(i) hereof. Following such Date of Termination pursuant to this Section 7(e), except as set forth in Section 3 (c), this Section 7(e) and Section 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination related to Change in Control. If at any time during the period beginning 90 days prior to a Change in Control and ending one (1) year after a Change in Control, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, Executive shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) and Section 7(i) hereof.

(g) Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Rights. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination or remove him from any officer or director positions without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in Section 3(c), Section 7(g) and Section 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Nonrenewal Termination. In the case of a termination of Executive’s employment due to a Nonrenewal Termination, Executive shall be entitled to:

(i) The Accrued Rights; and

(ii) Fully accelerated vesting and immediate lapse of restrictions on the unvested portion of any equity awards previously granted.

Following such termination of Executive’s employment by reason of nonrenewal, except as set forth in Section 3(c), this Section 7(h) and Section 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(i) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b) (Disability only), (d), (e) or (f) of this Section 7 (other than the Accrued Rights) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims substantially in the form attached hereto as Exhibit 1 (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following Executive’s Date of Termination. Within fifteen (15) business days after the condition in the preceding sentence is satisfied, amounts owed as Severance Benefits shall be payable in a single lump sum to Executive. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day (or shorter) period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits.

(j) Termination Procedures.

(i) Notice of Termination. Any written notice of termination given under Section 7 of this Agreement shall be provided to the other party in accordance with Section 18. In addition, any written notice pertaining to a termination by the Company for Cause or by Executive for Good Reason shall meet the requirements of a Notice of Termination. A “Notice of Termination” means a written notice which (A) indicates the specific termination provision in this Agreement relied upon, to the extent applicable, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (C) the Date of Termination.

(ii) Date of Termination. “Date of Termination” means (A) if Executive’s employment is terminated by the Company for Cause, the date of expiration of the any cure period set forth in Section 7(c), (B) if Executive’s employment is terminated by Executive for Good Reason, thirty (30) days following the date of expiration of the cure period specified in Section 7(e), (C) if Executive’s employment is terminated by the Company other than for Cause, death or Disability, the date on which the Company notifies Executive of such termination, (D) if Executive voluntarily resigns without Good Reason or terminates his employment for Good Reason related to a Change in Control, the date at least thirty (30) days after Executive notifies the Company, subject to the Company’s right to accelerate such date of termination without changing the characterization of such termination, (E) if Executive’s employment is terminated by reason of death, the date of death of Executive, (F) if Executive’s employment is terminated by the Company due to Disability, the date that written notice of determination of Executive’s Disability is made by the Determining Physician and (G) if Executive’s employment is terminated by reason of Non-Renewal, the date that is the conclusion of the applicable Term of Employment.

Section 8. Certain Payments.

(a) In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 8, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.

(b) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made by an independent advisor designated by the Company and reasonably acceptable to Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Section. Any reduction of the Payments payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 7, second by reducing COBRA reimbursement and lastly by reducing any other Payments in a manner determined by the Company, in consultation with Executive in accordance with Code Section 409A.

(c) If Executive is determined to be entitled to a Reduced Amount pursuant to Section 8(a) and, notwithstanding any reduction described in this Section 8 (or in the absence of any such reduction), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8, Executive shall pay the Excise Tax.

Section 9. Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees, as a condition of Executive’s continued employment with the Company, to be bound by and comply with the Restrictive Covenants contained in Appendix B attached hereto and incorporated by reference herein. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix B , or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix B of this Agreement, would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Section 10. Representation and Warranty of Executive. Executive represents and warrants to the Company that Executive has had the opportunity to consult with, and is represented by, his own tax and legal advisor(s) in connection with the negotiation and preparation of this Agreement.

Section 11. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Specified Employee Delay Period”). On the first business day following the expiration of the Specified Employee Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) The payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code and shall be interpreted consistent with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code). If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended (but not guaranteed by the Company) to avoid the incurrence by Executive of any such additional tax or interest.

Section 13. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets without Executive’s consent.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company. In the event of Executive’s death, all amounts then payable to Executive under this Agreement shall be paid in accordance with the terms of this Agreement to Executive’s Designated Beneficiary, or if the Designated Beneficiary predeceases Executive to the secondary Designated Beneficiary, or if there is no living Designated Beneficiary so specified by the Executive, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 13(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 14. Disputes; Legal Fees.

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in the courts of the State of Delaware or if appropriate, a federal court located in the Eastern District of Virginia, Alexandria Division (which courts, for purposes of this Agreement and the Release of Claims, are the only courts of competent jurisdiction). The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Delaware or federal court in the Eastern District of Virginia in any action or proceeding brought with respect to or in connection with this Agreement. In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses, except that the Company agrees to promptly reimburse Executive for his costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with such contest or dispute, in the event that Executive substantially prevails in such contest or dispute. Any reimbursements that become payable pursuant to the preceding sentence shall be paid within fifteen (15) days following receipt of an appropriately detailed invoice.

(b) Legal Fees Incurred in Negotiating the Agreement. The Company shall pay, or Executive shall be reimbursed for Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $15,000.

Section 15. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Compensation Committee and the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be delivered by Overnight Mail to or directly hand delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be delivered by Overnight Mail to or directly hand delivered to the Company at its principal executive office to the attention of the Chief Legal Officer, and all notices and communications by the Company to Executive shall be directly hand delivered to Executive personally or, if not so hand delivered shall be delivered by Overnight Mail to Executive at Executive’s last known address, as reflected in the Company’s records. In the case of notice or other communication related to this Agreement delivered to Executive by the Company, the Company shall deliver by Overnight Mail a copy of such notice or communication to:

Charles E. McWilliams, Jr., Esq.

Walsh, Colucci, Lubeley & Walsh, PC

204 South Loudoun Street

Suite 100

Winchester, VA 22601

cmcwilliams@thelandlawyers.com

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, and (ii) if delivered by Overnight Mail, on the first business day following the date of such mailing.

Section 19. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement. This Agreement, together with any exhibits and appendices attached hereto and any equity award grants referenced herein to be made by the Company to Executive, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21. Survival of Operative Sections. Upon any termination of Executive’s employment, the provisions of Section 3(c), Section 7 through Section 21 of this Agreement (together with any related definitions set forth in Appendix A hereof) and Appendix B shall survive to the extent necessary to give effect to the provisions thereof.

Section 22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*                *                 *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BOWMAN CONSULTING GROUP LTD.

/s/ Robert Hickey
Robert H. Hickey Executive Vice President and Chief Legal Officer

EXECUTIVE

/s/ Gary P. Bowman
Gary P. Bowman

SCHEDULE I

1.	Klines Mill Developers, LLC

2.	Klines Mill Developers II, LLC

3.	Lake Frederick Holdings, LLC

4.	MREC Shenandoah VA, LLC

5.	Bowman Realty Investments 2010, LLC

6.	Bowman Realty Investments 2013, LLC

7.	BCG Chantilly, LLC

APPENDIX A

Definitions

(a)

“Accrued Rights” shall mean (i) all accrued but unpaid Base Salary through the Date of Termination, to be paid within thirty (30) days following Date of Termination or such earlier date as required by applicable law, (ii) an amount equal to Executive’s Pro Rata Bonus, to be paid within thirty (30) days following Date of Termination, (iii) any unpaid or unreimbursed expenses incurred through the Date of Termination in accordance with Section 5(b) or 6 hereof, to be paid within thirty (30) days following Date of Termination, and (iv) any benefits provided under the Company’s employee benefit plans or any incentive plans upon a termination of employment, including rights with respect to Company equity, in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b).

(d) “Average Fair Market Value” shall mean the average of the closing prices of the Company’s common stock on the Nasdaq Global Market or such other established stock exchange on which the Company’s common stock is listed for the 20 trading days preceding the date of the grant of an equity award.

(e) “Base Salary” shall mean the salary provided for in Section 4(a).

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cause” shall mean Executive’s (i) continued and willful failure, or refusal by Executive, to substantially perform his duties or responsibilities to the Company under this Agreement (other than as a result of Disability), (ii) engaging in gross negligence or willful misconduct that has a material adverse effect on the reputation or business of the Company, (iii) fraud or embezzlement committed by the Executive (or at his direction), or misappropriation (or attempted misappropriation) by Executive of any Company funds, (iv) conviction of, or pleading “guilty” or “no contest” to, (1) a felony or (2) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or otherwise have an adverse impact on the reputation or business of the Company, or (v) material breach of this Agreement or material breach of the Restrictive Covenants contained in Appendix B.

For purposes of this Section (g), no act or failure to act by Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any action or inaction of Executive taken in reliance on the advice of the Company’s Chief Legal Officer, outside counsel to the Company or at the direction of the Board or any committee thereof shall be considered to have been taken or not taken in good faith, and not in bad faith.

(h) “Change in Control” shall have the meaning assigned to such term in the Equity Plan, as amended from time to time (or any successor plan).

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j) “Company” shall have the meaning set forth in the preamble hereto.

(k) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company.

(l) “Current Corporate Headquarters” shall mean the Company’s current corporate headquarters, which is located at 12355 Sunrise Valley Drive, Suite 520, Reston, Virginia 20191.

(m) “Delay Period” shall have the meaning set forth in Section 12.

(n) “Designated Beneficiary” shall be the person designated in writing by Executive with such writing delivered or mailed to Company in accordance with Section 18.

(o) “Determining Physician” shall mean a physician satisfactory to both the Executive and the Company who is appointed by the Company for the purpose of determining Executive’s Disability; provided, however, that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician who shall serve as the Determining Physician and whose determination as to Disability shall be final and conclusive for all purposes of this Agreement.

(p) “Direct Ownership” shall mean beneficial ownership of Shares determined without regard to any rules of attribution. The terms “Direct Owner” “Directly Owns” and “Directly Owned” shall have the correlative meanings.

(q) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents, with reasonable accommodation to the extent required by applicable law, the performance of Executive’s duties for a period of (i) one hundred eighty (180) consecutive days or (ii) two hundred seventy (270) non-consecutive days during any twelve (12) month period and in the opinion of a Determining Physician is not expected to allow the Executive to fulfill his duties within the following twelve (12) months. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a Determining Physician. The determination of any such Determining Physician shall be final and conclusive for all purposes of this Agreement.

(r) “Executive” shall have the meaning set forth in the preamble.

(s) “Excise Tax” shall have the meaning set forth in Section 8.

(t) “Good Reason” shall mean, without Executive’s written consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 of the Agreement, (ii) a reduction in Base Salary as set forth in Section 4(a), (iii) a material diminution in Executive’s overall compensation opportunity, which includes the sum of Executive’s Base Salary, Annual Bonus opportunity, historic grant date value of equity awards and benefits and allowances under Section 5 of this Agreement; (iv) the relocation of Executive’s principal place of performance by more than fifteen (15) miles from the Company’s Current Corporate Headquarters, or such other place of employment at which Executive has agreed to be based, or (v) in the event of a sale of all or substantially all the assets of the Company, a failure of the Company under Section 13 to have this Agreement assigned to, or assumed by, the acquiror within 15 business days of such sale.

(u) “Independent Advisor” shall have the meaning set forth in Section 8.

(v) “IRS” shall have the meaning set forth in Section 8.

(w) “Nonrenewal Termination” shall mean termination of Executive’s employment as a result of: (i) nonrenewal pursuant to a written notice delivered by Executive as described in Section 2, or (ii) conclusion of the Term of Employment on December 31, 2030.

(x) “Notice of Termination” shall have the meaning set forth in Section 7(j).

(y) “Overnight Mail” means express or priority mail with a delivery confirmation or an overnight service with an on- line tracking system.

(z) “Payments” shall have the meaning set forth in Section 8.

(aa) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(bb) “Pledging Average Fair Market Value” shall mean the average Fair Market Value (as defined in the Equity Plan) of a Share calculated using the Fair Market Value on an applicable Pledging Date of Determination and each of the immediately preceding trading days that occur during the ninety (90) calendar days immediately preceding such Pledging Date of Determination or, if the applicable Pledging Date of Determination occurs less than ninety (90) calendar days immediately after the Effective Date, the average Fair Market Value of a Share calculated using the Fair Market Value on the applicable Pledging Date of Determination and each of the immediately preceding trading days.

(cc) “Pledging Date of Determination” shall mean a date upon which an agreement governing a pledge of Shares owned by Executive pursuant to Section 4 (c) (ii) becomes effective.

(dd) “Pre IPO Shares” shall mean those Shares Directly Owned by Executive on the Effective Date.

(ee) “Pro Rata Bonus” shall mean an amount equal to Executive’s Target Annual Bonus for the current fiscal year (or such greater amount as may be determined by the Board of Directors) multiplied by a fraction, the numerator of which is the number of days in the fiscal year through Executive’s Date of Termination and the denominator of which is the 365.

(ff) “Reduced Amount” shall have the meaning set forth in Section 8.

(gg) “Release of Claims” shall mean Executive’s release of claims, substantially in the form attached hereto as Exhibit 1.

(hh) “Repayment Amount” shall have the meaning set forth in Section 8.

(ii) “Restrictive Covenants” shall mean the restrictive covenants contained in Appendix B attached hereto.

(jj) “Severance Benefits” shall have the meaning set forth in Section 7(i).

(kk) “Shares” shall have the same meaning as set forth in the Equity Plan.

(ll) “Stock Pledge Cap” shall mean a number of Shares that is seventy percent (70%) of the number of Pre IPO Shares are Directly Owned by Executive on an applicable Pledging Date of Determination. The Stock Pledge Cap shall be adjusted to reflect any split, dividend or similar change in the Pre IPO Shares which may be made after the date of this Agreement.

(mm) “Subsidiary” shall have the same meaning as set forth in the Equity Plan.

APPENDIX B

Restrictive Covenants

1. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During Executive’s employment with the Company or its Affiliates and for a period of: (i) twenty-four (24) months following the date Executive ceases to be employed by the Company or its Affiliates if Executive’s termination of employment arises from any event other than termination by the Company without Cause or termination by the Executive for Good Reason, or (ii) twelve (12) months following the date Executive ceases to be employed by the Company or its Affiliates if Executive’s termination of employment arises from either termination by the Company without Cause or termination by the Executive for Good Reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company or its Affiliates during the two-year period preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly in any state or the District of Columbia where the Company maintains an office with a minimum of twenty employees:

(A)	enter the employ of a Competitor, except where such employment does not relate in any manner to the Business;

(B)

Without the prior written authorization of the Board, which consent may be withheld at the Board’s sole and absolute discretion, render any services to a Competitor; except where such services do not relate in any manner to the Business;

(C)

acquire a financial interest in and otherwise become actively involved in the Business with any Person as, a general partner, shareholder, officer, director, principal, member, manager, agent, trustee or lender; or

(D)

intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) if Executive (A) is not a Controlling Person of, or a member of a group which Controls, such Person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During Executive’s employment with the Company and during the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B) without the prior written consent of the Board, hire any executive-level employee who was employed by the Restricted Group as of the Executive’s Date of Termination or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the Executive’s Date of Termination; or

(C) encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

The prohibitions against soliciting, encouraging to leave employment of the Restricted Group and hiring described in Sections 1 (a) (iv) (A) and (B) of this Appendix B shall not apply to any family member of the Executive.

(v) For purposes of this Appendix B:

(A) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

(B) “Business” shall mean business of providing professional civil engineering, right-of-way acquisition, structural engineering, land surveying, land planning, mining engineering, environmental engineering and consulting, landscape architecture, traffic and transportation planning and engineering, construction engineering and inspection, construction management, mechanical, electrical and plumbing engineering, renewable energy consulting and other services related to any of the foregoing.

(C) “Competitor” shall mean any Person engaged in the Business in direct competition with the Restricted Group, but excluding any Person that (i) has been in Business for at least one year and (ii) derived less than 10% of its gross revenue during its most recent fiscal year from activities, individually or in the aggregate, the same as or similar to the Business.

(D) “Control” (including the terms “controlling”, “controlled by” or “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract.

(F) “Restricted Group” shall mean, collectively, the Company and Affiliates.

(G) “Timely” shall mean in a timely manner not in excess of 10 business days.

(b) Non-Disparagement. Executive will not at any time (whether during or after Executive’s employment with the Company) make public statements or public comments of a defamatory or disparaging nature that are likely to be harmful to the business, business reputation or personal reputation of the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, officers, or directors (it being understood that comments made in Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph).

The Company (via any official statement) shall not and shall instruct its executive officers and directors to not, at any time make any public statements or public release of a defamatory or disparaging nature regarding Executive’s reputation (it being understood that comments made by the Company in the good faith and in ordinary course of business shall not be deemed disparaging or defamatory for purposes of this paragraph).

Notwithstanding anything in this Section 1(b), either Executive or the Company (including its officers and directors) shall be permitted to (x) provide a reasonable and truthful response to or statement to defend itself or him/herself against any public statement made by the Company or Executive, as applicable, that is incorrect or disparages such person, to the extent necessary to correct or refute such public statement and (y) provide truthful testimony in any legal proceeding or process. For the avoidance of doubt, and notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation prevent or limit Executive from discussing his terms and conditions of employment. Nothing in this Agreement, however, authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information: (A) would otherwise be permitted by an applicable law or rule, or (B) is necessary in order to comply with an order from a court or other governmental body of competent jurisdiction, and, is in connection with compliance with such an order.

(c) It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix B is an unenforceable restriction against Executive, the provisions of this Appendix B shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix B is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e) The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (A) retain or use for the benefit, purposes or account of Executive or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information concerning the Company or its business, systems, operations, customers, procedures, manuals, software, equipment and other processes, as well as the Company’s business and technical information including, without limitation, all brochures, flyers, promotional materials and literature, mailing lists, lists of customers and prospective customers, sales and marketing techniques, names and addresses of the Company’s customers or clients, business plans, marketing materials or information, financial and marketing data, customer drawings and/or Computer Aided Designs (“CAD”), Company employee information (including but not limited to employee compensation, employee capabilities and abilities, and employee performance reviews), or any other information relating to the Company’s customers, designs, processes, software, procedures, or business, all of which constitute valuable, special, and unique assets of the Company (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (C) required by law or by order from a court or other governmental body of competent jurisdiction to be disclosed; provided that with respect to subsection (C) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of: (A) Executive’s employment with the Company for any reason, and (B) Executive’s service as a member of the Board, Executive shall (X) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or Affiliates; and (Y) upon request of the Company,

Timely destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment and in which Executive has exclusive, unfettered ownership (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Upon request by the Company, Executive shall Timely take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. Executive also waives any moral rights to Prior Works and Company Works.

(iv) The provisions of Section 2 hereof shall survive Executive’s Date of Termination (except as otherwise set forth in Section 2(a)(iii) hereof).

EXHIBIT 1

FORM OF RELEASE OF CLAIMS

This Release of Claims (this “Release”), once executed, shall be incorporated into the Employment Agreement (as defined below).

In consideration of the “Severance Benefits” defined under Section 7(i) of the employment agreement dated April____, 2021 by and between Bowman Consulting Group Ltd, a Delaware corporation (the “Company”), and _________ (the “Undersigned”) (the “Employment Agreement”), with the promises and covenants that the Company and the Undersigned made thereunder, the Undersigned, on behalf of himself and his respective heirs, representatives, executors, family members, and assigns, hereby fully and forever releases and discharges the Company, and its past, present and future directors, officers, employees, agents, attorneys, investors, administrators, affiliates, divisions, subsidiaries, predecessors, successors, and assigns (collectively, the “Company Parties”) from and against, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution, or administrative proceeding concerning, any claim, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts, or facts that have occurred through the date his employment terminates, including without limitation (individually a “Claim” and collectively “Claims”):

(i)

Any and all claims relating to or arising from his employment by the Company and the termination of such employment, including allegations that any of the Company Parties has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

(ii)	Any and all claims under the Employment Agreement or any other agreement or understanding governing the service relationship between the Company and the undersigned;

(iii)

Any and all claims against any of the Company Parties for wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion;

(iv)

Any and all claims against any of the Company Parties alleging any of the Company Parties has discriminated against the Undersigned on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category or has otherwise violated any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Virginia Human Rights Act, the Older Workers Benefit Protection Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the National Labor Relations Act; and all amendments to each such Acts as well as the regulations issued there under;

(v)	Any and all claims based on the violation of the federal or any state constitution; and

(vi)	Any and all claims for attorneys’ fees and costs.

Other than events expressly contemplated by this Release, the Undersigned does not waive or release rights or Claims:

(i)	that may arise from events that occur after the date this Release is executed;

(ii)

for indemnification and/or advanced expenses under applicable law, any directors’ and officers’ liability insurance, any indemnification agreement, the Employer’s certificate of incorporation or by-laws;

(iii)	to enforce the Employment Agreement; or

(iv)

any Claims which cannot be waived by law, including, without limitation, any rights the Undersigned may have under applicable workers’ compensation laws and his right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.

Nothing in this Release shall prevent the Undersigned from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. The Undersigned further understands this Release does not limit his ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit the Undersigned’s right to receive an award for information provided to the Securities and Exchange Commission, the Undersigned understands and agrees that, he is otherwise waiving, to the fullest extent permitted by law, any and all rights he may have to individual relief based on any Claims that he has released and any rights he has waived by signing this Release. If any Claim is not subject to release, to the extent permitted by law, the Undersigned waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Release does not abrogate the Undersigned existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date the Undersigned executes this Release pursuant to any such plan or agreement.

The Undersigned acknowledges and agrees that (i) the consideration given to the Undersigned in exchange for the waiver and release in this Release is in addition to anything of value to which the Undersigned was already entitled, and (ii) that the Undersigned has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which the Undersigned is eligible, and has not suffered any on-the-job injury for which the Undersigned has not already filed a Claim. The Undersigned affirms that all of the decisions of the Company Parties regarding his pay and benefits through the date of his execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. The Undersigned affirms that he has not filed or caused to be filed, and is not presently a party to, a Claim against any of the Company Parties. The Undersigned further affirms that he has no known workplace injuries or occupational diseases. The Undersigned acknowledges and affirms that he/she has not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. The Undersigned expressly acknowledges and understands that this Release: (i) is not an admission of liability under any statute or otherwise by the Company or any of the Company Parties, and (ii) does not admit any violation of Employee’s legal rights.

The Undersigned acknowledges that

(i)	he has been advised by Company to consult a lawyer of his own choice prior to executing this Release and has done so, or voluntarily declined to seek such counsel;

(ii)	he has read this Release and understands the terms and conditions hereof and the binding nature hereof;

(iii)	he has had at least twenty-one (21) days within which to consider the terms of this Release and has been given sixty (60) days from his Date of Termination to return his execution of this Release;

(iv)	he has executed this Release voluntarily and without duress or undue influence on the part of the Company;

(v)

he has seven (7) days to revoke his execution of this Release by notifying Company of any such revocation in writing at the following address: 12355 Sunrise Valley Drive, Suite 520, Reston, VA 20191, Attention: Law Department;

(vi)	he understands that execution of this Release shall not be effective until expiration of the seven (7) day revocation period; and

(vii)

he understands that his right to receive Severance Benefits under Section 7(i) of the Employment Agreement is subject to and conditioned on the Undersigned’s signing and delivering this Release to Company and the Release becoming effective prior to the expiration of the seven (7) day revocation period.

In the event Undersigned breaches any terms of this Release, the Undersigned understands that he shall forfeit all rights to Severance Benefits, and in addition to any and all other remedies available under law or equity to the Company, the Undersigned shall be obligated to repay to the Company, all Severance Benefits previously paid under the Employment Agreement, as well as all reasonable attorneys’ fees, expenses and costs incurred by Company Parties.

Capitalized terms used in this Release and defined in the Employment Agreement shall have the meanings given to such terms under the Employment Agreement.

Printed Name

Signature

Date: _______________________________